SECOND AMENDMENT OF REGISTRATION RIGHTS AGREEMENT

This Second Amendment of Registration Rights Agreement (this “Second Amendment”) is made and entered into effective as of the Effective Date (as defined below) between Adgero Biopharmaceuticals Holdings, Inc., a Delaware corporation (“Adgero,” or the “Company”), and the other parties to the Registration Rights Agreement, dated April 8, 2016, as amended (the “Agreement”), consisting of investors in the PPO (as defined below), certain bridge note investors who exchanged their bridge notes for securities identical to those sold in the PPO, and holders of replacement warrants (“Replacement Warrants”) that were issued in exchange for warrants to purchase shares of common stock of Adgero Biopharmaceuticals, Inc., a Delaware corporation, in connection with the Merger (as defined in the Agreement) (each, a “Purchaser” and collectively, the “Purchasers”).

RECITALS:

WHEREAS, Adgero has offered in compliance with Rule 506(b) of Regulation D of the Securities Act, to accredited investors in a private placement transaction with Aegis Capital Corp. acting as the placement agent (the “PPO”), units of its securities, each consisting of: (i) one (1) share of Common Stock (the “Investor Shares”), and (ii) a five-year warrant (the “Investor Warrants”) to purchase one (1) share of Common Stock at an initial exercise price of $5.00 per Share;

WHEREAS, the initial closing of the PPO occurred on or about April 8, 2016, and the final closing of the PPO occurred on July 29, 2016;

WHEREAS, in connection with the PPO and pursuant to the Agreement, Adgero agreed to provide certain registration rights related to the Investor Shares and the shares of Common Stock issuable upon exercise of the Investor Warrants and the Replacement Warrants, including the filing of a Registration Statement on Form S-1 with the Securities and Exchange Commission (the “SEC”), or other applicable form (the “Registration Statement”), relating to the resale by the Holders of all of the Registrable Securities, and using commercially reasonable efforts to cause such Registration Statement to be declared effective by the SEC prior to the Registration Default Date;

WHEREAS, the Agreement was previously amended, pursuant to the Waiver and Amendment of Registration Rights Agreement, effective October 21, 2016 (the “First Amendment”), to amend the definition of “Registration Filing Date” and to waive any claims and rights to liquidated damages by the Holders (as defined in the Agreement) that had accrued under the Agreement through the effective date of the First Amendment;

WHEREAS, Adgero has filed the Registration Statement on February 14, 2017 and Amendment No. 1 to the Registration Statement on April 11, 2017, and is currently in the review process with the SEC;

WHEREAS Adgero intends to offer to the holders of the Investor Warrants, among others, for a limited period, the opportunity to (i) exercise the Investor Warrants, at the stated exercise price of $5.00 per share of Common Stock in cash, for up to fifty percent (50%) of the shares of Common Stock underlying such Investor Warrants (the “Warrant Shares”) (an “Exercise”), and (ii) for each Warrant Share issued pursuant to an Exercise receive an additional Warrant Share underlying the Investor Warrant, for no additional consideration, in exchange for the cancellation of the right to exercise the Investor Warrant with respect to such additional Warrant Share (the “Warrant Exercise Transaction”);

WHEREAS, Section 3(d) of the Agreement requires Adgero to make payments of liquidated damages to each Qualified Purchaser (as defined in the Agreement) based upon the occurrence of a Registration Event (as defined in the Agreement), such payments to be made within five days after the termination of a Registration Default period;

WHEREAS, in connection with the Warrant Exercise Transaction, Adgero intends to amend the Agreement to allow for payment of such liquidated damages, and any interest thereon, in the form of Common Stock of the Company valued at a price of $5.00 per share as more particularly set forth below;

WHEREAS, Section 12(j) of the Agreement provides that the provisions of the Agreement may be amended at any time and from time to time, and particular provisions of the Agreement may be waived, with and only with an agreement or consent in writing signed by Adgero and the Majority Holders, and the parties hereto wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, and conditions set forth herein, the parties mutually agree as follows:

1. Definitions. All capitalized terms used but not specifically defined herein shall have the same meanings given such terms in the Agreement.

2. Amendment.

(a)
The last sentence of Section 3(d) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“The amounts payable as liquidated damages pursuant to this Section 3(d) shall be payable in either lawful money of the United States or shares of Common Stock of the Company valued at a price of $5.00 per share, at the Company’s discretion. If the Company elects to make any payments of liquidated damages in shares of Common Stock of the Company at a price of $5.00 per share, pursuant to this Section 3(d), (i) no fractional shares of Common Stock shall be issued and (ii) the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. Such shares of Common Stock will be “restricted securities” under applicable federal securities laws. The Securities Act and the rules of the Commission provide in substance that “restricted securities” may be disposed only pursuant to an effective registration statement under the Securities Act or an exemption therefrom. The Company has no obligation or intention to register any of the Common Stock issued pursuant to this Section 3(d).”

(b)
Section 3(f) of the Agreement is hereby deleted in its entirety and shall be of no further force and effect.

3. Miscellaneous.

(a) Governing Law. This Second Amendment shall be governed by and construed in accordance with the laws of the United States of America and the State of New York, both substantive and remedial, without regard to New York conflicts of law principles.

(b) Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, all Purchasers, and the successors, Permitted Assignees, executors and administrators of the parties hereto.

(c) Counterparts. This Second Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. In the event that any signature is delivered by facsimile transmission or electronic transmission via .PDF file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic signature page were an original thereof.

(d) Severability. In the case any provision of this Second Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Any inconsistency between the provisions of this Second Amendment and the Agreement shall be resolved in favor of the provisions of this Second Amendment. In all other respects, the Agreement shall remain in full force and effect.

(e) Effective Date. The provisions of this Second Amendment shall become effective and binding upon all Purchasers immediately upon execution by Purchasers constituting the Majority Holders (the “Effective Date”).

[Signature Pages Follow]

This Second Amendment of Registration Rights Agreement is hereby executed as of this 16th day of October 2017.

COMPANY:

       ADGERO BIOPHARMACEUTICALS HOLDINGS, INC.

By:
Name:
Frank G. Pilkiewicz, Ph.D.
Title:
President & Chief Executive Officer

Exhibit 4.8
This Second Amendment of Registration Rights Agreement is hereby executed as of this 16th day of October 2017.

PURCHASER OR HOLDER:

PURCHASER OR HOLDER

(Signature)

(Printed Name)

(Title, if Purchaser or Holder is not a natural person)

(Name of joint Purchaser or Holder or other person whose signature is required)

(Signature)

(Title, if joint Purchaser or Holder is not a natural person)
Address:

Telephone:

E-Mail:

Tax ID/SSN:

Number of Shares:

Number of Warrants: